Franchising Rights License Agreement

This Franchising Rights License Agreement ("Agreement") is made this ___ day of November, 2002 by and among Famous Uncle Al’s, Inc., a Virginia corporation ("Licensor"), Famous Uncle Al’s Franchising Corporation, a Virginia corporation (“UAF”) and Famous Uncle Al’s Hot Dogs, Inc., a Delaware corporation ("Licensee") and provides as follows:

Recitals:

A.

WHEREAS, Licensor has developed an operating system and style for operating quick service restaurants that serve hot dog and other style sandwiches (the “Uncle Al’s Hot Dogs Concept”);

B.

WHEREAS, Licensor previously has licensed UAF to develop a franchising system whereby UAF marketed and sold franchises to third parties to operate Famous Uncle Al’s Hot Dogs restaurants;

C.

WHEREAS, Licensee is a wholly-owned subsidiary of Toppers Brick Oven Pizza, Inc., a Delaware corporation and

D.

WHEREAS, Licensee desires to develop, market and sell franchises of the Famous Uncle Al’s concept.

Agreement:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, covenants and conditions herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby covenant and agree as follows:

1.

Grant of License.  Upon the terms, royalty payments, and conditions set forth herein, Licensor hereby grants to Licensee an exclusive, world-wide License to further develop, augment, manage and franchise restaurants, kiosks, and food service operations utilizing the Famous Uncle Al’s Hot Dogs Concept.  Licensee is further granted the right to sublicense the Famous Uncle Al’s Hot Dogs Concept to the extent necessary to carry out this grant.

2.

Famous Uncle Al’s Hot Dogs Concept.  As used herein, Uncle Al’s Hot Dog’s Concept shall include all motif designs for Famous Uncle Al’s Hot Dogs restaurant, all recipes for all menu items offered at Famous Uncle Al's Hot Dogs, all food and other services offered at, by or through Famous Uncle Al’s Hot Dogs restaurants and all additional food items offered for sale at Famous Uncle Al’s Hot Dog restaurants whether now developed or offered, or hereafter developed and offered in association with Famous Uncle Al’s Hot Dogs restaurants.

3.

Royalty and Payment.

A.

Licensee shall pay to the Licensor an Initial Licensing Fee of 1,000,000 restricted shares of Toppers Brick Oven Pizza, Inc. (the “Company”) Common Stock (the “Shares”) for the rights granted hereunder.  The Shares, while owned by Licensor will be proportionately increased if the total shares of the common stock of the Company are increased, excluding increases to accommodate a forward stock split, capital raising, acquisitions approved by the Board of Directors of the Company (the “Board”) or Board-approved compensation for employees or consultants in the ordinary course of business.  In such cases where Licensor is entitled to acquire additional shares of the Company’s stock, an appropriate and proportionate adjustment shall be made in the number of shares that Licensor is entitled to own and Licensor will have the right to purchase such additional shares of the common stock of the Company at $ .05 per share.  No adjustment shall be made for any of the Shares that have been sold, assigned or pledged by Licensor prior to any event that would have otherwise resulted in an adjustment.

B.

Licensee shall pay a royalty of 500,000 shares of Toppers Common Stock (the “Stock Royalty”) to Licensor for the opening of the first twenty-five (25) units of Famous Uncle Al’s Hot Dog restaurants.  The Stock Royalty shall be paid to Licensor in 100,000 share increments per each five (5) units opened up to twenty-five (25) units.    All Stock Royalties shall be paid on or before the last day of the month in which the fifth of each group of five stores is opened.

C.

Licensee shall pay to Licensor a cash royalty on the total retail sales in the Famous Uncle Al’s Hot Dogs franchise system (“Cash Royalty”) on an annual basis.   The Cash Royalty shall equal One Percent (1%) of the first $ 5,000,000 of total system sales and ½% (one-half percent) of total system sales over $5,000,000. The Cash Royalty shall be paid within 30 days of receipt by Licensee of royalties from franchise units or within 30 days of the end of the month for each Company-owned unit.

D.  Licensee shall issue to Licensor an option to purchase 500,000 shares of common stock of Toppers Brick Oven Pizza, Inc. at a price of  $ .05 per share at any time prior to January 1, 2007.

E. Licensee shall furnish with each payment a statement certified by an officer of the Licensee specifying as to franchise royalties received by Licensee.

4.

Medium of Payment.  The Licensee shall pay the Initial Licensing Fee and the Royalties due hereunder in Common Stock of Toppers Brick Oven Pizza, Inc.  The Cash Royalty shall be paid to Licensor in United States dollars.

5.

Recordkeeping.  The Licensee agrees that it will at all times keep complete, true and correct books of account containing current record of Franchise Royalties received and other data in sufficient detail to enable the Cash Royalties payable under this Agreement to be computed and verified.

6.

Representations and Warranties of

UAF.  UAF hereby represents and warrants that UAF has no right to grant franchises of the Famous Uncle Al’s Hot Dogs concept from the date of this Agreement and going forward and that UAF makes no claim of any rights to the items constituting the Famous Uncle Al’s Hot Dogs concept or the Famous Uncle Al’s Hot Dogs concept in its entirety going forward from the date of this Agreement.

7.

Limitation on Use of Trademarks, etc.  Licensee acknowledges and agrees that Licensor, by way of this Agreement, grants to Licensee the rights to use the trademarks, service marks and other intellectual property of Famous Uncle Al’s in operating Famous Uncle Al’s restaurants for Licensee’s benefit and in selling franchises and managing a franchise system based on the Famous Uncle Al’s Hot Dogs restaurant system.  No further rights are granted hereby and Licensor expressly reserves all rights not expressly granted herein.

8.

Duration and Termination.  Unless otherwise terminated as hereinafter set forth, this License shall continue in full force for a period of the later of   Seventy Five (75) years from the date hereof or until the end of the latest term of any franchise agreement written under the rights granted to Licensee hereunder; provided, however, that either party shall have the right to terminate this Agreement and the License granted herein in the event  a  party breaches the Agreement and does not cure such breach within 90 days after notice thereof from the other party specifying such breach.

9.

Performance Guarantee and Remedy.

A.

Licensee shall be required to meet the following development schedule:

i)

Licensee shall open or have ready to open pending final local permits, four (4) franchise units or Licensee-controlled units within 12 months of the effective date of the Famous Uncle Al’s Uniform Franchise Offering Circular prepared by Licensee (the “Effective Date”).

ii)

Licensee shall execute Franchise Agreements for Franchisees to open ten (10) Famous Uncle Al’s Hot Dogs restaurants within 12 months of the Effective Date.

iii)

Licensee shall execute Franchise Agreements for Franchisees to open no less than twenty (20) Famous Uncle Al’s Hot Dogs restaurants within 24 months of the Effective Date.

B.    In the event that Licensee fails to meet any item on the development schedule above AND the amount paid to Licensor as Cash Royalty is less than $ 25,000 (twenty-five thousand dollars) during any 12 month period after the Effective Date Licensee shall pay to Licensor the amount required to equal a minimum of $25,000.

C.   If the payment to Licensor for Cash Royalty is less than $25,000 (twenty-five thousand dollars) in any 12 month period starting 12 months after the Effective Date then Licensee will pay to Licensor the amount required to equal $25,000 (twenty-five thousand dollars) at the end of each 12 month period.

D.   If Licensee fails to comply with any of the terms of this agreement and does not remedy any default or non-compliance within 30 days of written notice from Licensor of such default or non-compliance, then Licensee will transfer to Licensor all rights to franchise that were originally transferred under this agreement to Licensee and will cease marketing of Famous Uncle Al's Hot Dog retail units.  In such case, any units opened or contracted to be opened as of the date of the default will remain the sole property of Licensee and Licensee will continue to pay to Licensor the Cash Royalty for any Famous Uncle Al's unit that continues to operate.

10.

Noncompetion.  The following restrictions on Licensor’s activities shall apply:

A.   Licensee shall not open or cause to be opened any Famous Uncle Al's Hot Dogs restaurant unit within the immediate trading area of Tidewater, Virginia without the express written permission of Licensor.

B.   Licensor is authorized to continue to operate all existing Famous Uncle Al’s Hot Dogs restaurants opened as of the date hereof and to open two additional restaurants within the Tidewater trading area.  Licensor will not open any additional restaurants without the express written permission of Licensee.

1.

Assignment or Transfer of Agreement.   No assignment of this Agreement shall be effective unless the following is complied with:

A.

This Agreement and all payments due in accordance with this Agreement may be transferred by Licensor only to persons who are related to Albert Stein by blood or marriage or to entities that are controlled by  persons who are related to Albert Stein by blood or marriage.   The instructions to transfer this Agreement can be provided or changed at any time before or after the date of this Agreement.  No assignee of this Agreement may re-assign this Agreement under any circumstances.

B.

 Licensee shall have the option to purchase, from an assignee of the Agreement, the Agreement at a price equal to the greater of $125,000 (one hundred twenty-five thousand dollars) or 500% (5 times) of the total compensation paid in the previous 12 months prior to transfer.

12.

Notices.  Notice under this Agreement shall be in writing and shall be effective when actually delivered.  If mailed, notice shall be deemed effective 48 hours after mailing as registered or certified mail, postage prepaid, directed to the other party at the address set forth below or such other address as the party may indicate by written notice to the other:

Famous Uncle Al’s

_______________________

_______________________

Famous Uncle Al’s Franchising, Inc.

 ___________________

___________________

Famous Uncle Al’s Hot Dogs, Inc.

C/o Toppers Brick Oven Pizza, Inc.

282 Katonah Avenue, Suite 137

Katonah, NY 19040

13.

Survival.  Termination shall not affect the rights or obligations of the  parties that arise prior to the termination.

14.

Waiver.  Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

15.

Law Governing.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia

16.

Arbitration.  If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

17.

Attorney Fees.  In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

18.

Entire Agreement.  This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

19.

Prior Agreements.  This document is the entire, final and complete agreement of the parties pertaining to the licensing of the rights to franchise the Uncle Al’s Hot Dogs concept, and supersedes and replaces all prior or existing written and oral agreements between the parties or their representatives relating to the license.

20.

Agreement Binding.  This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

21.

Further Action.  The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

22.

Counterparts.  This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

23.

Parties in Interest.  Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

24.

Savings Clause.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

Famous Uncle Al’s, Inc.

Famous Uncle Al’s Hot Dogs, Inc.

By: _____________________

By: _____________________

      Alan Stein, President

       Paul Esposito, President

Date: ___________________

Date: ___________________

Famous Uncle Al’s

Franchising Corporation

By: ____________________

      Alan Stein, President

Date: __________________